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                                                                    EXHIBIT 10.e

                               FIRST NATIONAL BANK

                      SEVERANCE POLICY FOR SENIOR OFFICERS
                         (LESS THAN 5 YEARS OF SERVICE)


PURPOSE:

         This Severance Policy is being offered because the Bank believes these officers to be valuable assets and essential to its growth and prosperity. Additionally, the Policy would have the effect of giving to each officer a sense of security that would have a positive effect on their performance and would improve the ability of the Bank to attract and retain competent, qualified senior officers.


ELIGIBILITY:

         The Policy will apply to any officer of the Bank who has attained the office of Senior Vice President or above, with the prior recommendation and consent of the President and the Board of Directors.


ENTITLEMENT:

         Subject to the provisions under the Effect of Competition and Change In Control sections stated below, any Senior Officer covered under this Policy who is terminated from his or her employment with the Bank as a result of a Change in Control shall be entitled to receive a continuation of his or her base salary in effect at the time of such termination, as follows:

                  A) If the Officer has been employed less than 3 years, continuation of 6 months salary.

                  B) If the Officer has been employed more than 3 years but less than 5 years, continuation of 9 months salary.

         Severance shall be payable in regular installments at the same intervals as base salary was paid immediately prior to separation over the relevant period.



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EFFECT OF COMPETITION:

         In the event that a Senior Officer directly or indirectly becomes an officer, director, employee, consultant, or owner of any bank or savings; or loan institution within a 50-mile radius of their principal office location (other than by reason of owning not more than 1% of the shares of the publicly traded securities of any such institution), and in connection with any such position is responsible, directly or indirectly, for soliciting or servicing depositors, borrowers or other customers for such institution, all payments to him or her that would be paid under the Entitlement section above shall immediately cease, and he or she shall have no farther rights under this Policy.


DEFINITION OF CHANGE IN CONTROL:

         If there occurs a Change in Control of FNB Financial Services Corporation (FNB) and/or the Bank, any Senior Officer covered under this Policy shall be entitled to the continuation of his or her salary as specified under the Entitlement section above, if he or she is not offered a position with FNB or the Bank or its successor, or if offered a position that is less than his/her current salary, and is more than 25 miles from the location of the existing office.

         For purposes of this Policy, a Change in Control shall be deemed to have occurred if 1) there shall be consummated any consolidation or merger of FNB or the Bank in which FNB or the Bank is not the continuing or surviving entity or pursuant to which shares of the common stock of FNB or the Bank would be converted into cash, securities or other property, other than a merger of FNB in which the holders of the common stock of FNB immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or 2) any sale, lease exchange or other transfer (in one transaction or a series of related transactions of all, or substantially all, of the assets of FNB, including the sale of the Bank's common stock by FNB, or 3) the shareholders approve any plan or proposal for the liquidation or dissolution of both FNB and the Bank, or 4) the shares of common stock of FNB or the Bank, directly or indirectly, is acquired by any person (other than by FNB or any person who on the date of this agreement is a director of FNB or the Bank or whose shares of stock therein are treated as beneficially owned by any such director) which, when added to any other shares the beneficial ownership of which is held by such person, shall give such person fifty percent (50%) or more of the outstanding common stock of FNB or the Bank, or 5) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of either FNB or the Bank shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the two-year period.



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SERVICE YEAR:

         A year of service for any Senior Officer shall be deemed as any accumulation of 12 month periods in which the employee works greater that 1,000 hours, beginning with his/her date of hire and continuing until the implementation of this policy for payment of that Senior Officer.


MISCELLANEOUS:

         Pending approval of the President and the Board of Directors, any Senior Officer with more than 5 years of service will be eligible for coverage under the existing severance policy in effect.